Exhibit 10.3

April 10, 2025

Revised
James P. Brady 28 Fairbank Street
Harvard, MA 01451

Dear Jamie,

On behalf of Ardelyx (the “Company”), I am pleased to offer you employment in the exempt position of Chief Human Resources Officer, reporting to Mike Raab, President and Chief Executive Officer. In this role, you will be a member of the Executive Leadership Team. If you accept this offer, you and the Company will enter into a Change in Control Severance Agreement that will further define some of the provisions set forth in this offer letter (the “Severance Agreement”). Please note that this employment offer is contingent upon the successful completion of reference and background checks paid for by the Company. Negative information may result in the rescission of this offer.

Your first day of full-time employment with Ardelyx is currently scheduled for Monday, June 2, 2025, which may be changed based upon the agreement between you and the Company. Your salary for this position will be $440,000 on an annualized basis, less applicable tax and other withholdings in accordance with the Company’s normal payroll procedure.
A sign-on bonus of one hundred thousand dollars ($100,000), less all required withholding and deductions, will be delivered to you within 30 days of your start date. In the event you voluntarily terminate your employment with the Company (i) within one year of your start date, you agree to repay the Company the total amount of the sign-on bonus within 30 days of your termination date, or (ii) after one year, but less than two years of your start date, you agree to repay the Company fifty percent (50%) of the amount of the sign-on bonus within 30 days of your termination date, and in either case, to the maximum extent permitted by applicable law, you hereby authorize the Company to deduct as a valid set-off of wages, any sign-on bonus owed to the Company from your final wages, any performance bonus/incentive compensation, outstanding expense report, and/or any other payments or compensation otherwise owed to you by the Company.

You will be eligible to participate in various Company equity and benefit plans, including group health insurance, 401(k), the Employee Stock Purchase Plan and Flexible Time Off (FTO). In addition to your initial equity grants described below, you will be eligible to receive annual equity grants at the discretion of the Board of Directors, based on both individual and Company performance and the status of the Company’s equity plans from which employee equity may be granted.

In addition, you will be eligible to participate in our annual bonus plan. This bonus will be awarded at the discretion of the Board of Directors and based on both individual and Company performance. The target bonus for this position is 45% of base salary. This bonus is discretionary, and the business and individual
400 Fifth Avenue, Suite 210 | Waltham, MA 02451| 510.745.1700 |ardelyx.com

objectives are set by you and your manager. Consistent with Company policy, your bonus for 2025 will be pro-rated for the time you are employed by the Company during 2025.

Subject to the approval of the Company’s Compensation Committee of the Board of Directors, or its designee, on or after your first day of employment, you will be granted an option to purchase 250,000 shares of Company common stock (the “Stock Option”) and restricted stock units covering 166,000 shares of common stock (“RSUs”). The exercise price for the Stock Option will be equal to the fair market value of Ardelyx stock on your option grant date. Your Stock Option will vest over a period of 4 years, with 25% of the shares vesting at the end of your first year of employment, and the remainder vesting monthly over the following three years. Your RSUs will vest as follows: 25% of the shares vesting on the first Company designated RSU vest date following the first anniversary of your commencement of employment and the remainder vesting quarterly over the next three years on the Company’s quarterly designated RSU vest dates. Equity compensation will be subject to the terms and conditions of the Company’s equity incentive plan and standard forms of stock option and RSU agreements, which you will be required to accept as a condition of receiving the option and RSU.

Your employment with the Company is “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with or without cause or notice. In addition, subject to the terms of the Severance Agreement, the Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline.

As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement, and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.

This agreement, the Severance Agreement and the non-disclosure, stock option and RSU agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.
Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement on or before Monday, April 14, 2025.
Jamie, we look forward to having you join the Ardelyx team.

Sincerely,
Ardelyx, Inc.
By: /s/ Mike Raab
Mike Raab, President and Chief Executive Officer

I agree to and accept employment with Ardelyx on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Date:	/s/ James P. Brady
James P. Brady